Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

EVO ACQUISITION CORP.,
as Purchaser,

20CUBE LOGISTICS SOLUTIONS PTE. LTD.,
as Pubco,

HOLLIS MERGER SUB, INC.,
 as Merger Sub,

20 CUBE LOGISTICS PTE. LTD.,
as the Company,

and

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers

Dated as of October 18, 2022

i

5.7. Pubco and Merger Sub Activities	17
5.8. Finder and Brokers	17
5.9. Investment Company Act	17
5.10. Information Supplied	17
5.11. Independent Investigation	18
5.12. No Other Representations	18

Article VI. representations and warranties of THE COMPANY	19
6.1. Organization and Standing	19
6.2. Authorization; Binding Agreement	19
6.3. Capitalization	19
6.4. Subsidiaries	20
6.5. Governmental Approvals	21
6.6. Non-Contravention	21
6.7. Financial Statements	21
6.8. Absence of Certain Changes	22
6.9. Compliance with Laws	23
6.10. Company Permits	23
6.11. Litigation	23
6.12. Material Contracts	23
6.13. Intellectual Property	25
6.14. Taxes and Returns	27
6.15. Real Property	28
6.16. Personal Property	28
6.17. Title to and Sufficiency of Assets	28
6.18. Employee Matters	28
6.19. Benefit Plans	29
6.20. Environmental Matters	30
6.21. Transactions with Related Persons	31
6.22. Business Insurance	31
6.23. Top Customers and Suppliers	31
6.24 Certain Business Practices	32
6.25 Investment Company Act	32
6.26. Finders and Brokers	32
6.27. Information Supplied	32
6.28. Independent Investigation	33
6.29. No Other Representations	33

vII. representations and warranties of THE SELLERS	33
7.1. Organization and Standing	33
7.2. Authorization; Binding Agreement	34
7.3. Ownership	34
7.4. Governmental Approvals	34
7.5. Non-Contravention	34
7.6. No Litigation	35
7.7. Investment Representations	35
7.8. Finders and Brokers	36
7.9. Information Supplied	36
7.10. Independent Investigation	36
7.11. No Other Representations	36

VIII. COVENANTS	37
8.1. Access and Information	37
8.2. Conduct of Business of the Company, Pubco, Merger Sub and the Sellers	37
8.3. Conduct of Business of Purchaser	40
8.4. Purchaser Public Filings; Section 16 Matters	42
8.5. No Solicitation	42
8.6. No Trading	43
8.7. Notification of Certain Matters	43
8.8. Efforts	44
8.9. Further Assurances	45
8.10. The Registration Statement	45
8.11. Public Announcements	47
8.12. Confidential Information	48
8.13. Post-Closing Board of Directors and Executive Officers	48
8.14. Indemnification of Directors and Officers; Tail Insurance	49
8.15. Trust Account Proceeds	49
8.16. PIPE Financing	50
8.17. Equity Line	50
8.18. Employment Agreements	50
8.19. Company PCAOB Financials	50
8.20. Pubco Public Conversion	51
8.21. Extension Proxy Statement	51

Article IX. Closing conditions	51
9.1. Conditions of Each Party’s Obligations	51
9.2. Conditions to Obligations of the Company, Pubco, Merger Sub and the Sellers	52
9.3. Conditions to Obligations of Purchaser	54
9.4. Frustration of Conditions	55

Article X. TERMINATION AND EXPENSES	56
10.1. Termination	56
10.2. Effect of Termination	57
10.3. Fees and Expenses	57

XI. WAIVERs And releases	58
11.1. Waiver of Claims Against Trust	58
11.2. Release and Covenant Not to Sue	59

xII. MISCELLANEOUS	59
12.1. Survival	59
12.2. Non-Recourse	59
12.3. Notices	60
12.4. Binding Effect; Assignment	61
12.5. Third Parties	61
12.6. Arbitration	61
12.7. Governing Law; Jurisdiction	62
12.8. WAIVER OF JURY TRIAL	62
12.9. Specific Performance	63
12.10. Severability	63
12.11. Amendment	63
12.12. Waiver	63
12.13. Entire Agreement	63
12.14. Interpretation	64
12.15. Counterparts	64
12.16. Legal Representation	65

XIII DEFINITIONS	66
13.1. Certain Definitions	66
13.2. Section References	76

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Seller Joinder
Exhibit B	Forms of Lock-Up Agreements
Exhibit C	Registration Rights Agreement
Exhibit D	Warrant Agreement Amendment
Exhibit E	Term Sheet for Convertible Debt Financing
Exhibit F	Term Sheet for Equity Line

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of October 18, 2022, by and among (i) EVO Acquisition Corp., a Delaware corporation (together with its successors, “Purchaser”), (ii) 20Cube Logistics Solutions Pte. Ltd. (UEN: 202227172M), a Singapore exempt private company limited by shares (“Pubco”), (iii) Hollis Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Merger Sub”), (iv) 20Cube Logistics Pte. Ltd., a Singapore private company limited by shares (the “Company”), (v) each of the holders of the Company’s outstanding shares that are named on Annex I hereto and that have executed and delivered a copy of this Agreement as of the date hereof, each of which is a Company Insider (as defined below) (collectively, the “Signing Sellers”), and (vi) each of the other holders of the Company’s outstanding shares that after the effective date of the Registration Statement (as defined below) execute and deliver to the Purchaser, Pubco and the Company a joinder agreement in substantially the form attached as Exhibit A hereto (each, a “Seller Joinder”) to become party to this Agreement which Seller Joinder is accepted in writing and executed and delivered by Purchaser, Pubco and the Company, and which Seller Joinder contains an acknowledgement by such holder of Company Ordinary Shares that it has received the Proxy Statement (as defined below) prospectus with respect to the Transactions (as defined below) (collectively, the “Joining Sellers” and, together with the Signing Sellers, the “Sellers”). Purchaser, Pubco, Merger Sub, the Company, and the Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company, directly and indirectly through its subsidiaries, engages in the business of providing freight forwarding, custom clearance and warehousing and distribution;

WHEREAS, Pubco is a newly-incorporated Singapore private company that is owned entirely by one or more directors or executive officers of the Company who are not U.S. citizens or residents, and Merger Sub is a newly-incorporated Delaware corporation that is wholly-owned by Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Purchaser shall merge with and into Merger Sub, with Purchaser continuing as the surviving entity (the “Merger”), as a result of which, (i) Purchaser shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco shall (i) acquire all of the issued and outstanding Company Ordinary Shares (as defined below) from the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and, collectively with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), and (ii) assume the Company’s outstanding unvested options to purchase Company Ordinary Shares (with equitable adjustments to the number and exercise price of such assumed unvested options) with the result that such assumed unvested options shall be exercisable into ordinary shares of Pubco, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware Act and other applicable law;

WHEREAS, simultaneously with the execution and delivery of this Agreement, (a) certain of the Signing Sellers have entered into lock-up agreements with Purchaser and Pubco, in the either the form attached hereto as Exhibit B-1, Exhibit B-2 or Exhibit B-3 (the “Lock-Up Agreements”), which Lock-Up Agreements shall become effective as of the Closing; and (b) Pubco, Purchaser, Evo Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and each of the Signing Sellers have entered into an amended and restated registration rights agreement, a copy of which is attached hereto as Exhibit C (the “Registration Rights Agreement”), which will become effective as of the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Purchaser, Pubco and the Warrant Agent (as defined below) have entered into an amendment to the Warrant Agreement (as defined below) (the “Warrant Agreement Amendment”), a copy of which is attached hereto as Exhibit D, in order for Pubco to assume the obligations of the Purchaser Warrants (as defined below) by conversion into Pubco Warrants (as defined below) at the Effective Time and for such Pubco Warrants to comply with the requirements of Section 77 of the Singapore Act (as defined below), including by eliminating the Pubco’s ability to extend the term of Pubco Warrants past five years, such Warrant Agreement Amendment to be conditioned upon and effective upon the Effective Time;

WHEREAS, the boards of directors of Purchaser, Pubco, Merger Sub and the Company each (a) have determined that the Transactions are fair, advisable and in the best interests of their respective companies and shareholders, and (b) have approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used and not otherwise defined herein are defined in Article XIII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Delaware Act, Purchaser and Merger Sub shall consummate the Merger, pursuant to which Purchaser shall be merged with and into Merger Sub, with Purchaser being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving corporation in the Merger. Purchaser, as the surviving corporation following the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to Purchaser for periods after the Effective Time shall include the Surviving Corporation).

1.2 Effective Time. Simultaneous with or immediately following the completion of the Share Exchange, Purchaser and Merger Sub shall cause the Merger to be consummated by filing a Certificate of Merger for the Merger of Purchaser with and into Merger Sub, with Purchaser being the surviving entity in the Merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware Act (the time of such filing, or such later time as may be specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and Purchaser set forth in this Agreement to be performed after the Effective Time, and the Surviving Corporation shall continue its existence as a wholly-owned Subsidiary of Pubco.

1.4 Organizational Documents of Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of Purchaser, each as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety in the form of the certificate of incorporation and bylaws of Merger Sub, in each case as in effect immediately prior to the Effective Time, respectively (except that the name of the corporation shall be changed to “Evo Acquisition Corp.”) and, as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Corporation until the same may be thereafter further amended and/or restated in accordance with their terms and the Delaware Act.

1.5 Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of Purchaser shall resign and the board of directors and the executive officers of Merger Sub immediately prior to the Effective Time shall become the board of directors and executive officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.6 Effect of Merger on Issued Securities of Purchaser, Pubco and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser, the Company, Pubco or Merger Sub:

(a) Purchaser Units. Each Purchaser Unit outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of Purchaser Common Stock and one Purchaser Warrant in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6 below.

(b) Purchaser Common Stock. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.6(d) below) shall automatically be converted into the right to receive one Pubco Ordinary Share, following which all such shares of Purchaser Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. Each certificate formerly representing shares of Purchaser Common Stock (other than those described in Section 1.6(d) below) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares.

(c) Purchaser Preferred Stock. Each share of Purchaser Preferred Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.6(d) below), if any, shall be automatically converted into the right to receive one Pubco Preference Share, following which all such shares of Purchaser Preferred Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. Each certificate formerly representing shares of Purchaser Preferred Stock (other than those described in Section 1.6(d) below) shall thereafter represent only the right to receive the same number of Pubco Preference Shares. To the extent required by Section 262 of the Delaware Act, each certificate formerly representing shares of Purchaser Preferred Stock owned by holders of Purchaser Preferred Stock who have validly elected to dissent from the Merger pursuant to Section 262 of the Delaware Act shall thereafter only represent the right to receive fair value for their shares of Purchaser Preferred Stock in accordance with the applicable provisions of the Delaware Act.

(d) Cancellation of Capital Stock Owned by Purchaser. If there are any shares of capital stock of Purchaser that are owned by Purchaser as treasury shares immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Purchaser Warrants. Each (i) Purchaser Public Warrant outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive one Pubco Public Warrant and (ii) Purchaser Private Warrant outstanding immediately prior to the Effective Time shall be amended effective as of the Effective Time shall be automatically converted into the right to receive one Pubco Private Warrant, and all Purchaser Warrants shall thereupon cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of shares of Purchaser Common Stock and shall otherwise be amended in accordance with the provisions of the Warrant Agreement Amendment to (among other things) comply with the restrictions under Section 77 of the Singapore Act. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(f) Purchase and Cancellation of Shares of Pubco. The sole holder or holders of shares of Pubco issued and outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, sell, transfer and convey all such shares to Pubco for an aggregate of $0.01, which shares shall thereupon be canceled by Pubco.

(g) Cancellation of Shares of Merger Sub. All of the shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(h) Transfers of Ownership. If any certificate representing securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(i) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Surviving Corporation, Pubco or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Surrender of Purchaser Certificates. Securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

(k) Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 1.6; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco and the Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

1.7 Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, the Merger and the Share Exchange, taken together, are intended to qualify as exchanges described in Section 351 of the Code. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Merger and the Share Exchange, taken together, do not qualify as exchanges described in Section 351 of the Code.

1.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub, the officers and directors of Purchaser and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
SHARE EXCHANGE

2.1 Exchange of Company Ordinary Shares. At the Closing, upon the terms and subject to the conditions of this Agreement, simultaneously with or immediately prior to the consummation of the Merger, the Sellers shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Sellers, all of the Company Ordinary Shares held by the Sellers (collectively, the “Purchased Shares”), which comprise all of the Company Ordinary Shares issued and outstanding as of the Closing Date, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

2.2 Assumed Options; Termination of Other Company Convertible Securities. At the Closing, upon the terms and subject to the conditions of this Agreement, the Company will terminate all outstanding Company Convertible Securities that have not been converted or exercised prior to the Closing, without any consideration, payment or Liability therefor, except for Company Options that have vested as of the Closing (“Vested Company Options”) and Company Options that have not vested as of the Closing (“Unvested Company Options”). At the Closing, each outstanding In-the-Money Vested Company Option shall be cancelled and extinguished and automatically converted into the right to receive, subject to and in accordance with the terms hereof, such number of Exchange Shares equal to (i) the Per Share Price minus the exercise price for such Company Option, divided by (ii) the Redemption Price (the “Company Option Conversion Ratio”). At the Closing, each outstanding Vested Company Option that is not an In-the-Money Vested Company Option shall be cancelled and extinguished without consideration therefor. At the Closing, each outstanding Unvested Company Option shall be assumed by Pubco and converted into an option for Pubco Ordinary Shares (each, an “Assumed Option”). Subject to the subsequent sentence, each Assumed Option will be subject to the terms and conditions set forth in the Company Equity Plan (except any references therein to the Company or Company Ordinary Shares will instead mean Pubco and Pubco Ordinary Shares, respectively). Each Assumed Option shall: (i) have the right to acquire a number of Pubco Ordinary Shares equal to (as rounded down to the nearest whole number) the product of (A) the number of Company Ordinary Shares which the Unvested Company Option had the right to acquire immediately prior to the Closing, multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Unvested Company Option (in U.S. Dollars), divided by (B) the Conversion Ratio; and (iii) be subject to the same vesting schedule as the applicable Unvested Company Option. Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Assumed Option. From and after the Closing, the Company and Pubco shall not issue any new awards under the Company Equity Plan. The Company shall take all necessary action under the Company Equity Plan to comply with the provisions of this Section 2.2.

2.3 Exchange Consideration. Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, cancellation of the In-the-Money Vested Company Options and the assumption of the Assumed Options, the Company Security Holders collectively shall be entitled to receive from Pubco, in the aggregate, a number of Pubco Ordinary Shares and Assumed Options with an aggregate value equal to Two Hundred Sixty Million U.S. Dollars ($260,000,000) (the “Exchange Consideration”), with each Seller receiving for each Company Ordinary Share held a number of Pubco Ordinary Shares equal to (i) the Per Share Price, divided by (ii) the Redemption Price (the “Conversion Ratio”) and with holders of In-the-Money Vested Company Options receiving the number of Pubco Ordinary Shares calculated in accordance with Section 2.2 (such Pubco Ordinary Shares in the aggregate for all Sellers and the holders of In-the-Money Vested Company Options, the “Exchange Shares”). The holders of Unvested Company Options shall receive such number of Assumed Options as described in Section 2.2 , with such terms and conditions as described in in Section 2.2. For the avoidance of doubt, other than holders of Unvested Company Options and In-the-Money Company Vested Options who execute and deliver Option Cancellation Agreements in accordance with Section 2.4(c), no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are Sellers hereunder, either as a Signing Seller or as a Joining Seller, and then only with respect to the issued and outstanding Company Ordinary Shares that they own.

2.4 Surrender of Company Securities and Disbursement of Exchange Consideration.

(a) At the Closing, Pubco shall cause the Exchange Shares to be issued to the Sellers in exchange for their Company Ordinary Shares based on the Conversion Ratio and to the holders of In-the-Money Vested Company Options in exchange for their In-the-Money Vested Company Options based on the Company Option Conversion Ratio.

(b) At the Closing, each Seller will deliver to Pubco the duly executed share transfer form in respect of its Company Ordinary Shares, and the certificate(s) representing Company Ordinary Shares (“Company Certificates”). In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the Seller may instead deliver to Pubco a statutory declaration of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco and the Company (a “Lost Certificate Statutory Declaration”); provided, that such statutory declaration shall not contain provisions requiring the delivery of, and such holder shall not be required to deliver, any bond with respect to the Company Ordinary Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed.

(c) In order to receive an Assumed Option, a holder of an Unvested Company Option must first execute and deliver to the Company, Pubco and Purchaser a duly executed option cancellation agreement, effective as of the Closing, in a form to be reasonably agreed upon by Purchaser and the Company prior to the Closing (each, an “Option Cancellation Agreement”). In order to receive the applicable Exchange Shares, a holder of an In-the-Money Vested Company Option must first execute and deliver to the Company, Pubco and Purchaser an Option Cancellation Agreement.

(d) Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.5 Termination of Certain Agreements. Without limiting the provisions of Section 11.2, the Company and the Sellers hereby agree that, effective at the Closing, (a) any shareholders, voting or similar agreement among the Company and any of the Sellers or among the Sellers (other than as set forth in Schedule 2.5) with respect to the Company’s capital shares, and (b) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, each Seller and the Company hereby waive any obligations of the parties under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the Parties to comply with the terms thereof in connection with the Transactions.

Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of signatures, on the second (2nd) Business Day after all of the Closing conditions set forth in this Agreement have been satisfied or waived, at 10:00 a.m. local time, or at such other date, time or place as Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”). Closing signatures may be transmitted by e-mailed PDF or DocuSign files.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company, Pubco and the Signing Sellers on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), or (ii) the SEC Reports that are available on the SEC’s website through EDGAR excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature) (it being further acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 4.5 (Capitalization); Section 4.9 (Actions; Orders; Permits); Section 4.10 (Tax and Returns); and Section 4.21 (Trust Account)), Purchaser represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction except where the failure to be so qualified or licensed or in good standing would not reasonably be expected, individually or in the aggregate with any such other failures, to be material with respect to the Purchaser given the character of the property owned, leased or operated by it or the nature of the business conducted by it. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and the compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any material obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5 Capitalization.

(a) Purchaser is authorized to issue 111,000,000 shares, of which 100,000,000 shares are Purchaser Class A Common Stock, 10,000,000 are Purchaser Class B Common Stock, and 1,000,000 shares are Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preferred Stock. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities have been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 4.5(a) or Schedule 4.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(b), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, (iii) the ability of Purchaser to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions (other than becoming due and payable upon the Closing).

(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings and Purchaser Financials.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively as the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that was or may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) the Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that was or may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors, or (C) the Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters applicable to special purpose acquisition companies generally (clauses (A) through (C), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of the Purchaser, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof. The Parties acknowledge and agree that any restatement, revision or other modification of the Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened, against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) Purchaser and such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) Except for any SEC SPAC Accounting Changes, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except for any SEC SPAC Accounting Changes, and except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s last annual report on Form 10-K.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2021, not been subject to a Material Adverse Effect.

4.8 Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which reserves in the Purchaser Financials have been established. Schedule 4.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return.

(b) There are no claims, assessments, audits, examinations, investigations or other Actions pending against Purchaser in respect of any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount).

(c) There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens.

(d) Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.

(e) There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Schedule 4.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser to engage in business as currently conducted by it or to compete with any other Person or to consummate the Transactions (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect thereunder; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect thereunder.

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser and any (a) present or former director, officer or employee or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital stock as of the date hereof.

4.15 Investment Company Act. As of the date of this Agreement, Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

4.16 Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its directors or officers, nor, to the Knowledge of Purchaser, any other Representatives acting on its behalf, has in the past three (3) years (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any applicable anti-corruption or bribery Law, (iii) made any other unlawful payment in violation of any provision of any applicable anti-corruption or bribery Law or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last three (3) fiscal years.

4.18 Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

4.19 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, Pubco, the Sellers or any of their respective Affiliates.

4.20 Trust Account. As of the date hereof, there is at least $125,600,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Purchaser’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the Knowledge of the Purchaser, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of the Purchaser, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by the Purchaser to be inaccurate or that would entitle any Person (other than stockholders of the Purchaser holding Purchaser Class A Common Stock who shall have elected to redeem their shares of Purchaser Class A Common Stock pursuant to the Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. As of the date hereof, the Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser (subject to the Redemption) on the Closing Date. There are no Actions pending with respect to the Trust Account. The Purchaser has not released any money from the Trust Account other than as permitted by the Trust Agreement. As of the Effective Time, the obligations of the Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate and the Purchaser shall have no obligation whatsoever pursuant to the Purchaser’s Organizational Documents to dissolve and liquidate the assets of the Purchaser by reason of the consummation of the transactions contemplated herein. Following the Closing, no stockholder of the Purchaser is or shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Purchaser Class A Common Stock for redemption pursuant to the Redemption (or pursuant to any redemption required in accordance with the extension of the Purchaser’s deadline to consummate its Business Combination) in compliance with the Purchaser’s Organizational Documents.

4.21 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco and Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, the Sellers, Pubco or Merger Sub for the Registration Statement; and (b) none of the Company, the Sellers, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto. Notwithstanding the foregoing (but subject to Sections 11.1, 12.1 and 12.2), nothing in this Section 4.21 shall limit or impair any Person’s remedies or rights, or shall be deemed a waiver of any claims, related to Fraud.

4.22 No Other Representations. Except for the representations and warranties expressly made by the Purchaser in this Article IV (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Purchaser nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Purchaser or its business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Purchaser hereby expressly disclaims any other representations or warranties, whether implied or made by the Purchaser or any of its Representatives. Except for the representations and warranties expressly made by the Purchaser in this Article IV (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Target Companies, Pubco, the Sellers or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Target Companies, Pubco, the Sellers or any of their respective Representatives by any Representative of the Purchaser), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser. Notwithstanding the foregoing (but subject to Sections 11.1, 12.1 and 12.2), nothing in this Section 4.22 shall limit or impair any Person’s remedies or rights, or shall be deemed a waiver of any claims, related to Fraud.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to the Purchaser, the Company and the Sellers, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Pubco is duly formed, as of the date hereof, as an exempt private company limited by shares (UEN: 202227172M), and as of the Closing, as a public company limited by shares. Pubco is validly existing and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the Republic of Singapore. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to be, individually or in the aggregate, material to Pubco or its ability to consummate the Transactions or perform its obligations under this Agreement and the Ancillary Documents to which it is a party or bound. Pubco has heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. Neither Pubco nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Subject to filing the Amended Pubco Charter, each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) filings with the Accounting and Corporate Regulatory Authority of Singapore with respect to the Transactions and such other filings as contemplated by this Agreement, including the Amended Pubco Charter, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any material obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization. As of the date hereof, (i) Pubco has an issued and paid-up share capital of US$1.00, comprising 1 Pubco Ordinary Share, which Pubco Ordinary Share is issued and outstanding, and which is owned by Mahesan Niruttan, the Chief Executive Officer of the Company, and (ii) Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6 Ownership of Exchange Shares. (i) All Exchange Shares to be issued and delivered in accordance with Article II to the Sellers shall be, upon issuance and delivery of such shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, and (ii) upon issuance and delivery of such Exchange Shares, each Seller shall have good and valid title to its portion of such shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Lock-Up Agreements, the Registration Rights Agreement, the provisions of this Agreement and any Liens incurred by the Sellers, and (iii) the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7 Pubco and Merger Sub Activities. Since their formation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.9 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, in each case within the meanings of the Investment Company Act.

5.10 Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Sellers or any of their respective Affiliates.

5.11 Independent Investigation. Each of Pubco and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company, the Sellers or Purchaser for the Registration Statement; and (b) none of the Company, the Sellers, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco or Merger Sub pursuant hereto. Notwithstanding the foregoing (but subject to Sections 12.1 and 12.2), nothing in this Section 5.11 shall limit or impair any Person’s remedies or rights, or shall be deemed a waiver of any claims, related to Fraud.

5.12 No Other Representations. Except for the representations and warranties expressly made by Pubco in this Article V or as expressly set forth in an Ancillary Document, neither Pubco nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of Pubco or Merger Sub or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and Pubco and Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco, Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by Pubco in this Article V or in an Ancillary Document, Pubco hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, the Target Companies, the Sellers or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, the Target Companies, the Sellers or any of their respective Representatives by any Representative of Pubco or Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco or Merger Sub. Notwithstanding the foregoing (but subject to Sections 12.1 and 12.2), nothing in this Section 5.12 shall limit or impair any Person’s remedies or rights, or shall be deemed a waiver of any claims, related to Fraud.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), the Company hereby represents and warrants to Purchaser and Pubco, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. The Company is a company duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the Republic of Singapore and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates except where the failure to be so qualified or licensed or in good standing would not reasonably be expected, individually or in the aggregate with any such other failures, to be material with respect to the Target Companies given the character of the property owned, or leased or operated by it or the nature of the business conducted by it. Schedule 6.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to Purchaser complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of the Company in accordance with the Company’s Organizational Documents and the Singapore Act and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) The Company has an issued and paid-up share capital of US$ 27 million, comprising 71,386,145 Company Ordinary Shares which are issued and outstanding. There are no other issued or outstanding equity interests of the Company. The legal (registered) and beneficial owners of all of the issued and outstanding Company Ordinary Shares, as of the date of this Agreement, are set forth on Schedule 6.3(a), all of which Company Ordinary Shares are owned by the Persons set forth therein free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. After giving effect to the Securities Exchange, Pubco shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Singapore Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) The Company has furnished to Purchaser complete copies of the Company Equity Plan and forms of agreements used thereunder, which Company Equity Plan shall be terminated and cancelled upon the consummation of the Securities Exchange. Schedule 6.3(b) sets forth the beneficial and record owners of all outstanding Company Convertible Securities (including in each case the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule) prior to the Securities Exchange, and except as set forth on Schedule 6.3(b), as of the date of this Agreement, there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of their respective shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. Except as set forth on Schedule 6.3(b), there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance in all material respects with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

6.4 Subsidiaries. Schedule 6.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof, in each case, as of the date of this Agreement. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance, in all material respects, with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents and Permitted Liens). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation by Contract or Order on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company, except those set forth in the relevant Organizational Documents. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, as of the date of this Agreement, (i) the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, and (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.5 Governmental Approvals. Except as otherwise described in Schedule 6.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) filings with the Accounting and Corporate Regulatory Authority of Singapore with respect to the Transactions and such other filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the requisite Consents from Governmental Authorities, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) result in a right of termination or acceleration under, (v) give rise to any obligation to make payments (including as a penalty) or provide compensation under, (vi) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Target Company under, (vii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (viii) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in each case, as would not individually or in the aggregate reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (x) when delivered in accordance with Section 8.19, the PCAOB Audited Company Financials and (y) the consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of March 31, 2021, March 31, 2020 and March 31, 2019 and the consolidated income statements, changes in shareholder equity and statements of cash flows for March 31, 2021 and March 31, 2020 for the years then ended, each audited by an independent auditor in accordance with the Singapore Financial Reporting Standards (“SFRS”) and the Singapore Act (the “Non-PCAOB Audited Company Financials”). Complete copies of the Company Financials have been provided to Purchaser. The Company Financials (i) were prepared in accordance with the books and records of the Target Companies as of the times and for the periods referred to therein in all material respects, (ii) were prepared in accordance with (x) IFRS with respect to the PCAOB Audited Company Financials and (y) SFRS and the Companies Act with respect to the Non-PCAOB Audited Company Financials, in each case, consistently applied throughout and among the periods involved, (iii) with respect to the PCAOB Audited Company Financials, comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains internal accounting controls that is sufficient to provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, and (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization. All of the financial books and records of the Target Companies are complete in all material respects and have, in the past three (3) years, been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2019, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) As of the date hereof, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 6.7(c). Except as disclosed on Schedule 6.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 6.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021 contained in the Company Financials that were delivered to the Purchaser on or prior to the date of this Agreement, (ii) not of a type required by the relevant accounting standard adopted in the preparation of the relevant Company Financials to be reflected in such Company Financials (including in the footnotes thereto), (iii) obligations for future performance under any Contract to which any Target Company is a party or (ii) not material and that were incurred after March 31, 2021 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business.

6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, since March 31, 2022, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9 Compliance with Laws. Except (a) as set forth on Schedule 6.9, and (b) those conflict, non-compliance, default or violation which would not reasonably be expected, individually or in the aggregate with any such other failures, to be material with respect to the Target Companies given the character of the property owned, or leased or operated by them or the nature of the business conducted by them, no Target Company is or has been in conflict or non-compliance with, or in default or violation of, nor has any Target Company received, in the past three (3) years, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

6.10 Company Permits. Each Target Company holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, except where the failure to hold such Permits would not reasonably be expected, individually or in the aggregate with any such other failures, to be material with respect to the Target Companies given the character of the property owned, or leased or operated by it or the nature of the business conducted by it (collectively, the “Company Permits”). The Company has made available to Purchaser complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has, in the past three (3) years, received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

6.11 Litigation. Except as described on Schedule 6.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened that either (x) would be expected to involve an amount in controversy in excess of $500,000 individually or (y) seeks or would reasonably be expected to seek remedies other than monetary damages that would reasonably be expected to be material with respect to the Target Companies given the character of the property owned, or leased or operated by them or the nature of the business conducted by them (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past three (3) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years that (x) would reasonably be expected to result in Liability of continuing obligations with a value in excess of $100,000 or (y) provides a remedy other than monetary damages which would reasonably be expected to be material with respect to the Target Companies given the character of the property owned, or leased or operated by them or the nature of the business conducted by them, in either case of (a) or (b), by or against any Target Company by or before any Governmental Authority. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12 Material Contracts.

(a) Schedule 6.12(a) sets forth a complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i) contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $1,000,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,000,0000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $1,000,000 per year or $2,000,000 in the aggregate (other than Contracts with any Top Customer or Top Vendor);

(viii) is with any Top Customer or Top Vendor;

(ix) is between any Target Company and any directors, officers or employees of a Target Company (other than (x) at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice and (y) the Company Benefit Plans), including all non-competition, severance and indemnification agreements, or any Related Person;

(x) obligates the Target Companies to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xi) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) which either (x) calls for aggregate payments or receipts by the Target Companies in excess of $1,000,000 or (y) provides a remedy other than monetary damages which would reasonably be expected to be material with respect to the Target Companies given the character of the property owned, or leased or operated by them or the nature of the business conducted by them;

(xii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xiii) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default thereunder; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default thereunder; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company; and (vi) no Target Company has waived any material rights under any such Company Material Contract (except, in each case of clauses (i) through (vi), for such effects which would not reasonably be expected, individually or in the aggregate with any such other failures, to be material with respect to the Target Companies given the character of the property owned, or leased or operated by them or the nature of the business conducted by them).

6.13 Intellectual Property.

(a) Schedule 6.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 6.13(a)(ii) sets forth all material Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. Except as set forth on Schedule 6.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. In the past three (3) years, each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default in any material respect thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Target Companies. No Target Company has, in the past three (3) years, received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, and except where such infringement would not reasonably be expected, individually or in the aggregate with any such other failures, to be material with respect to the Target Companies given the character of the property owned, or leased or operated by them or the nature of the business conducted by them, no Target Company is currently infringing, or has, in the past three (3) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, and except where such infringement would not reasonably be expected, individually or in the aggregate with any such other failures, to be material with respect to the Target Companies given the character of the property owned, or leased or operated by them or the nature of the business conducted by them, no third party is infringing upon, has, in the past three (3) years, misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(d) All employees and independent contractors of a Target Company have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been, in the past three (3) years, no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the confidentiality of the material Company IP.

(e) To the Knowledge of the Company, no Person has in the past three (3) years obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has in the past three (3) years complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the Knowledge of the Company, the operation of the business of the Target Companies has not in the past three (3) years and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(f) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Immediately following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

6.14 Taxes and Returns. Except as set forth on Schedule 6.14:

(a) Each Target Company has or will have (x) timely filed, or caused to be timely filed, or (y) ratified, or caused to be ratified, all material Tax Returns required to be filed by it in the twelve months preceding the date hereof (taking into account all available extensions), which Tax Returns are complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which reserves in the Company Financials delivered to the Purchaser on or prior to the date of this Agreement have been established.

(b) There are no written claims, assessments, audits, examinations or investigations pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials delivered to the Purchaser on or prior to the date of this Agreement have been established or are immaterial in amount).

(c) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(d) To the Company’s Knowledge, (x) no Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes, and (y) there are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(e) No Target Company has made any change in any Tax accounting method, policy or procedure, except as required by a change in Law, or received a ruling from, or signed an agreement with, any taxing authority, in each case, that would reasonably be expected to have a material impact on its Taxes following the Closing.

6.15 Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto, which provide for rental payments in excess of $15,000 per month (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. Assuming the due execution by the counterparties thereto, the Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to the Enforceability Exceptions. With respect to the Company Real Property Leases, each Target Company has in the past three (3) years performed all material obligations imposed on it thereunder, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, currently in breach or default thereunder, except where such failure to perform, breach or default would not reasonably be expected, individually or in the aggregate with any such other failures, to be material with respect to the Target Companies given the character of the property owned, or leased or operated by them or the nature of the business conducted by them. No Target Company has in the past three (3) years received written notice of any material breach on the part of a Target Company under any of the Company Real Property Leases. No Target Company owns or has in the past three (3) years owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16 Personal Property. Except as set forth in Schedule 6.16, all material items of Personal Property are in reasonable operating condition and repair (reasonable wear and tear excepted consistent with the age of such items).

6.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021 contained in the Company Financials delivered to the Purchaser on or prior to the date of this Agreement and (d) Liens set forth on Schedule 6.17. The assets of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted, and taken together, are the material assets (excluding Intellectual Property rights) necessary for the operation of the businesses of the Target Companies as currently conducted in all material respects.

6.18 Employee Matters.

(a) Except as set forth in Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not, in the past three (3) years, occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company with a current base salary in excess of $200,000 has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 6.18(b), each Target Company (i) is and has in the past three (3) years been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any past due arrears of wages or any penalty for failure to comply with any of the foregoing that is individually in excess of $50,000 or in the aggregate in excess of $200,000, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company (except those Actions which would not reasonably be expected, individually or in the aggregate with any such other failures, to be material with respect to the Target Companies given the character of the property owned, or leased or operated by them or the nature of the business conducted by them) brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Except as set forth on Schedule 6.18(c), the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 6.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company.

6.19 Benefit Plans.

(a) Set forth on Schedule 6.19(a) is a complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has in the past three (3) years maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Purchaser complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability or obligation.

(c) With respect to each Company Benefit Plan, such Company Benefit Plan has been in the past three (3) years administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has in the past three (3) years been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities. No Target Company has any outstanding obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(e) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

6.20 Environmental Matters. Except as set forth in Schedule 6.20, in the past three (3) years, except where the failure for such representation to be true and correct would not reasonably be expected, individually or in the aggregate with any such other failures, to be material with respect to the Target Companies given the character of the property owned, or leased or operated by them or the nature of the business conducted by them:

(a) Each Target Company is and has been in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws.

(e) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(f) The Company has provided to Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

6.21 Transactions with Related Persons. Except as set forth on Schedule 6.21, no Target Company nor any of its Affiliates, nor any officer, director, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”, which shall not include entities that would otherwise be included in such definition solely by virtue of the ownership of securities of such entity representing no more than two percent (2%) of the outstanding voting power or economic interest by a Related Person) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest; provided, however that no disclosure shall be required under this Section 6.21 with respect to the foregoing clauses (a), (b) or (c) with respect to ordinary course arms-length transactions between a Target Company, on the one hand, and any portfolio company of any venture capital, private equity, angel or strategic investor in the Company or Target Company, on the other hand. Except as set forth on Schedule 6.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company.

6.22 Business Insurance. Each Target Company has insurance policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Target Company operates. All such policies are in full force and effect and all premiums due and payable thereon have been timely paid in full and the Target Companies are otherwise in compliance with the terms of such insurance policies, except in each case where such failure to be in full force and effect, pay or comply would not reasonably be expected, individually or in the aggregate with any such other failures, to be material with respect to the Target Companies given the character of the property owned, or leased or operated by them or the nature of the business conducted by them.

6.23 Top Customers and Suppliers. Schedule 6.23 lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on March 31, 2022, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such dollar volumes. No Top Vendor or Top Customer (i) within the last twelve (12) months has cancelled or otherwise terminated, or has provided written notice to the Company regarding its intention to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) during the last twelve (12) months has decreased materially or has provided written notice to the Company threatening to stop, decrease or limit materially, or to modify materially its material relationships with a Target Company or to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, or (iii) has provided written notice to the Company regarding its intention to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company.

6.24 Certain Business Practices.

(a) No Target Company nor any of their respective directors or officers, nor, to the Knowledge of the Company, any other Representative, in each case, acting on behalf of a Target Company has in the past three (3) years, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any applicable anti-corruption or bribery Law, (iii) made any other unlawful payment in violation of any provision of any applicable anti-corruption or bribery Law or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have in the past three (3) years been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, in the past three (3) years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last three (3) fiscal years.

6.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

6.26 Finders and Brokers. Except as set forth in Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.27 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

6.28 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco or Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto. Notwithstanding the foregoing (but subject to Sections 12.1 and 12.2), nothing in this Section 6.28 shall limit or impair any Person’s remedies or rights, or shall be deemed a waiver of any claims, related to Fraud.

6.29 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Target Companies or their respective businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article VI (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, Pubco, the Sellers or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, Pubco, Sellers or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies. Notwithstanding the foregoing (but subject to Sections 12.1 and 12.2), nothing in this Section 6.29 shall limit or impair any Person’s remedies or rights, or shall be deemed a waiver of any claims, related to Fraud.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), each Seller, severally and not jointly, hereby represents and warrants to Purchaser and Pubco, as of the date hereof (or with respect to a Joining Seller, as of the date such Person became a Joining Seller) and as of the Closing, as follows:

7.1 Organization and Standing. Such Seller, if not an individual person, is an entity duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the jurisdiction of its formation and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2 Authorization; Binding Agreement. Such Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which such Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Ownership. Such Seller owns good, valid and marketable title to the Purchased Shares set forth opposite such Seller’s name on Annex I, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Seller is a party or by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of such Seller’s Purchased Shares to Pubco on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Purchased Shares and good, valid and marketable title to such Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by such Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

7.5 Non-Contravention. The execution and delivery by such Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by such Seller with any of the provisions hereof and thereof, will not, (a) if such Seller is an entity, conflict with or violate any provision of such Seller’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to such Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) result in a right of termination or acceleration under, (v) give rise to any obligation to make payments (including as a penalty) or provide compensation under, (vi) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Seller under, (vii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (viii) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Seller is a party or such Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

7.6 No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving such Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

7.7 Investment Representations. Such Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) may be subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement (if applicable); (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement, Pubco is under no obligation hereunder to register the Exchange Shares under the Securities Act. Such Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), such Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. Such Seller has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to such Seller or such Seller’s Representatives pertaining to an investment in Pubco and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Such Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Such Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules) and Article V, has not relied upon any representations or advice by Pubco, Purchaser or their respective Representatives. Such Seller acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules) and Article V, no representations or warranties have been made by Pubco, Merger Sub, Purchaser or any of their respective Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Such Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

7.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

7.9 Information Supplied. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

7.10 Independent Investigation. Such Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco and Merger Sub for such purpose. Such Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to such Seller pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco or Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco, Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to such Seller pursuant hereto. Notwithstanding the foregoing (but subject to Sections 12.1 and 12.2), nothing in this Section 7.10 shall limit or impair any Person’s remedies or rights, or shall be deemed a waiver of any claims, related to Fraud.

7.11 No Other Representations. Except for the representations and warranties expressly made by such Seller in this Article VII (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither such Seller nor any other Person on its behalf makes any express or implied representation or warranty with respect to such Seller or its businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and such Seller hereby expressly disclaims any other representations or warranties, whether implied or made by such Seller or any of its Representatives. Notwithstanding the foregoing (but subject to Sections 12.1 and 12.2), nothing in this Section 7.11 shall limit or impair any Person’s remedies or rights, or shall be deemed a waiver of any claims, related to Fraud.

Article VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.12, each of the Company, Pubco and Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Pubco or Merger Sub as Purchaser or its Representatives may reasonably request regarding the Target Companies, Pubco or Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the, Company, Pubco and Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall (x) conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco or Merger Sub and (y) use commercially reasonable efforts to cooperate with the Target Companies to reduce interferences with the business or operations of the Target Companies.

(b) During the Interim Period, subject to Section 8.12, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company, Pubco, Merger Sub or their respective Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company, Pubco and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company, Pubco, Merger Sub and their respective Representatives shall (x) conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries and (y) use commercially reasonable efforts to cooperate with the Purchaser to reduce interferences with the business or operations of the Purchaser and its Subsidiaries.

8.2 Conduct of Business of the Company, Pubco, Merger Sub and the Sellers.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 8.2, the Company, Pubco and Merger Sub shall, and shall cause their respective Subsidiaries to, (i) use commercially reasonable efforts to conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to the Target Companies, Pubco and Merger Sub and their respective businesses, assets and employees, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, goodwill and ongoing business.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 8.2, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company, Pubco or Merger Sub each shall not, and each shall cause its Subsidiaries not to:

(i)  amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, in each case, except for the issuance of Company Ordinary Shares pursuant to the exercise of Company Convertible Securities;

(iii)  split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%) of the amount set forth in the Target Companies’ budget set forth on Schedule 8.2(b)(v), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or Contract or in the ordinary course of business consistent with past practice;

(vi) except as required by applicable Law, (A) make or rescind any material election relating to Taxes, (B) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes in an amount greater than $150,000, (C) other than in the ordinary course, file any amended Tax Return or claim for refund, or (D) make any material change in its accounting or Tax policies or procedures;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $1,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials delivered to the Purchaser on or prior to the date of this Agreement or the consolidated financial statements of Pubco, as applicable;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 individually or $2,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or Merger Sub;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend or waive (except as contemplated by this Agreement) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

(c) Without limiting Sections 8.2(a) and 8.2(b), except as set forth in Schedule 8.2(c), during the Interim Period, without the prior written consent of Purchaser, (i) the Company shall not issue any Company Securities, and (ii) no Seller shall sell, transfer or dispose of any Company Securities owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company Securities (x) becomes a Joining Seller hereunder by executing and delivering to Purchaser, Pubco and the Company a Seller Joinder (after the effective date of the Registration Statement unless such transferee is a Company Insider which Seller Joinder contains an acknowledgement by such holder of Company Ordinary Shares that it has received the Proxy Statement prospectus with respect to the Transactions), which Seller Joinder is accepted in writing and executed and delivered by Purchaser, Pubco and the Company, and (B) and (y) executes and delivers to Purchaser, Pubco and the Company any Ancillary Documents which such transferee would have been required to be a party or bound if such transferee were a Seller on the date of this Agreement or to which the transferring Seller is otherwise bound. The Parties shall make any appropriate adjustments to Annex I and each Seller’s Pro Rata Share to account for any such new Joining Seller.

8.3 Conduct of Business of Purchaser.

(a) Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 8.3, Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser Charter and IPO Prospectus, the deadline by which it much complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by the PIPE Financing) or as set forth on Schedule 8.3, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries not to:

(i)  amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)  split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds on an interest-free basis as necessary (i) to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any PIPE Financing, up to aggregate additional Indebtedness for such matters during the Interim Period of $2,000,000, and (ii) to pay for the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $1,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $1,000,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

8.4 Purchaser Public Filings; Section 16 Matters. During the Interim Period, Purchaser shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Purchaser Units, the Purchaser Common Stock and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Public Warrants. Prior to the Closing, Purchaser shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Pubco Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions (including the PIPE Financing) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Pubco, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.5 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, Merger Sub, the Sellers and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, that amounts to at least 20% of the shares or other equity interests or profits of any of the Target Companies after giving effect to such transaction, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, amalgamation, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to any Seller, any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, any Seller) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller, any Target Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.6 No Trading. The Company, Pubco, Merger Sub and the Sellers each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, Merger Sub and the Sellers each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.7 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, any Seller): (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Seller); (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (c) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (d) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company, any Seller) with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.8 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 8.8(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, in each case, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company, Pubco and Merger Sub shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined Rule 3b-4 under the Exchange Act and to maintain such status through the Closing.

8.9 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.10 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser and Pubco shall prepare with the reasonable assistance of the Company and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Purchaser Securities prior to the Effective Time and to Joining Sellers who first execute and deliver to the Purchaser, Pubco and the Company Seller Joinders after the date on which the Registration Statement shall have become effective (other than as a transferee of a Signing Seller or another Joining Seller who was a Joining Seller on or prior to the date of effectiveness of the Registration Statement) and which Seller Joinders contain an acknowledgement by such holders of Company Ordinary Shares that they have received the Proxy Statement prospectus with respect to the Transactions, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Special Stockholder Meeting and providing the Public Stockholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Stockholder Approval Matters.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the Purchaser, Pubco and the Company hereby agree that, without the prior written consent of the Purchaser, Pubco and the Company, it will not accept or consent to a Seller Joinder executed by a holder of Company Ordinary Shares (other than a Company Insider) which is dated prior to the effective date of the Registration Statement or which does not contain an acknowledgement by such holder of Company Ordinary Shares that it has received the Proxy Statement prospectus with respect to the Transactions.

(c) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Special Stockholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of any securities in connection with the PIPE Financing), by the holders of Purchaser Common Stock in accordance with Purchaser’s Organizational Documents, the Delaware Act and the rules and regulations of the SEC and Nasdaq, (B) the adoption and approval of a new Equity Incentive Plan for Pubco in form and substance reasonably acceptable to Purchaser and the Company (the “Pubco Equity Plan”), which will provide that the total awards under such Pubco Equity Plan will be a number of Pubco Ordinary Shares equal to five percent (5%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, (C) the adoption and approval of a new Employee Stock Purchase Plan for Pubco in form and substance reasonably acceptable to Purchaser and the Company (the “Employee Stock Purchase Plan”), (D) the appointment, and designation of classes, of the members of the Post-Closing Pubco Board, in each case in accordance with Section 8.13 hereof, (E) such other matters as the Company, Pubco and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (E), collectively, the “Stockholder Approval Matters”), (F) an amendment to the Purchaser Charter, effective immediately prior to the Closing, to remove the “Redemption Limitation” requirements set forth in Sections 9.1(a), 9.1(e) and 9.1(f) thereof in connection with the transactions contemplated by this Agreement (the “Redemption Limitation Amendment”), and (G) the adjournment of the Special Stockholder Meeting (i) in order to obtain a quorum of Purchaser’s shareholders, (ii) as reasonably determined by Purchaser to comply with applicable Law, (iii) in order to meet any of the conditions to the Closing set forth in Sections 9.1(a), 9.1(f), 9.1(j), 9.1(k) or 9.1(l), or (iv) with the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned) as otherwise reasonably determined by Purchaser to be necessary or appropriate.

(d) If, on the date for which the Special Stockholder Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Stockholder Meeting. In connection with the Registration Statement, Purchaser and Pubco shall file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Organizational Documents, the Delaware Act and the rules and regulations of the SEC and Nasdaq. Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(e) Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Stockholder Meeting and the Redemption, including the requirement that any information provided by Purchaser and Pubco included in the Registration Statement (or any amendment or supplement thereto) shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s stockholders and the holders of Purchaser Warrants, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(f)  Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Stockholder Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(g) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s stockholders and, pursuant thereto, shall call the Special Stockholder Meeting in accordance with the Delaware Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(h) Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Stockholder Meeting and the Redemption.

(i)  If the Purchaser’s stockholders approve the Redemption Limitation Amendment at the Special Stockholder Meeting, then promptly after the Special Stockholder Meeting and prior to the Closing, the Purchaser shall amend the Purchaser Charter in accordance with the amendments contemplated by the Redemption Limitation Amendment.

(j)  If an opinion of counsel with respect to the Tax treatment of the Transactions to the holders of any Purchaser Securities is required to be included in the Registration Statement, the Purchaser’s counsel will provide such Tax opinion.

8.11 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

8.12 Confidential Information.

(a) The Company, Pubco, Merger Sub and the Sellers agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 8.12(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.12(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, Merger Sub and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.12(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.12(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

8.13 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of a number of directors as to be agreed by the Purchaser and the Company prior to the effectiveness of the Registration Statement, which Post-Closing Pubco Board will meet Nasdaq listing requirements for a foreign private issuer (including permitted home country exceptions thereunder). Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) one (1) person that is designated by the Purchaser prior to the Closing, who shall qualify as an independent director under Nasdaq rules, (ii) three (3) persons that are designated by the Company prior to the Closing, and (iii) such additional number of independent directors (under Nasdaq rules) that are necessary to meet Nasdaq and other legal requirements, with such directors being such persons as mutually agreed prior to the effectiveness of the Registration Statement by the Purchaser and the Company acting reasonably. At or prior to the Closing, Pubco will provide each director on the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, with the consent of Purchaser, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

8.14 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser or any Target Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser or any Target Company (the “D&O Indemnified Persons”) as provided in the applicable entity’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser or a Target Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Purchaser and each Target Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser and each Target Company to the extent permitted by applicable Law. The provisions of this Section 8.14 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For a period of six years from the Closing, Pubco shall maintain in effect directors’ and officers’ liability insurance covering those Persons (including, in any event, the D&O Indemnified Persons) who are currently covered by the Purchaser’s and Target Companies’, respectively, directors’ and officers’ liability insurance policies (complete copies of which have been made available to the Purchaser and the Company prior to the date of this Agreement) (the “D&O Tail Insurance”) on terms substantially equivalent to and in any event not less favorable in the aggregate than such current insurance coverage or, if substantially equivalent insurance coverage is unavailable, the best available coverage, except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Purchaser or the Target Companies, respectively, for the applicable insurance policy for the year ending December 31, 2021; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, Pubco and its Subsidiaries may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, Pubco and its Subsidiaries, respectively, shall maintain such policies in effect and shall continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.14(b) shall be continued in respect of such claim until the final disposition thereof.

8.15 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Financing shall first be used to pay Purchaser’s accrued Expenses, including Purchaser’s deferred Expenses of the IPO and deferred advisor fees, and any loans owed by Purchaser to Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser or Extension Expenses. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco securities, shall be paid at the Closing. Any remaining cash shall be used by Pubco and the Target Companies for working capital and general corporate purposes.

8.16 PIPE Financing.

(a) The Parties will use their commercially reasonable efforts to cause Purchaser, Pubco and certain investors (which may include one or more Affiliates of the Sponsor) (the “Convertible PIPE Investors”), as promptly as practicable after the date of this Agreement and at or prior to the Closing, to enter into Note Purchase Agreements (each, a “Note Purchase Agreement”) in accordance with the term sheet attached as Exhibit E hereto pursuant to which such Convertible PIPE Investors, upon the terms and subject to the conditions set forth therein, shall purchase an aggregate of $20 million in unsecured promissory notes (the “Convertible Notes”) that will be convertible into Pubco Ordinary Shares in a private placement or placements to be consummated simultaneously with the Closing (together with any additional financing contemplated by the Additional Financing Agreements, the “PIPE Financing”);

(b) Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may (and if requested by Purchaser, Pubco shall) enter into additional financing agreements (any such agreements, “Additional Financing Agreements”, and together with the Note Purchase Agreements, the “Financing Agreements”) on such terms as the Purchaser and the Company shall reasonably agree (with either Party’s agreement thereto not to be unreasonably withheld, conditioned or delayed) and, if requested by the Purchaser, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the Purchaser in connection with such Additional Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or the Purchaser, during the Interim Period the Purchaser and Pubco shall not (i) reduce the amount of Convertible Notes to be purchased under any Note Purchase Agreement that has been executed prior to the date thereof (except to the extent assigned to another or additional Convertible PIPE Investor) or committed investment amount to be received by the Purchaser, Pubco or the Company under any Additional Financing Agreement or reduce or impair the rights of the Purchaser or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Purchaser, Pubco and the Company shall use their commercially reasonable efforts to consummate the PIPE Financing in accordance with the Financing Agreements.

8.17 Equity Line. Pubco will, and the Parties will use their commercially reasonable efforts to cause a certain investor that is an Affiliate of the Sponsor (the “Equity Line Investor”), as promptly as practicable after the date of this Agreement and at or prior to the Closing, to enter into a share purchase agreement and registration rights agreement (together, the “Equity Line Agreements”) in accordance with the term sheet attached as Exhibit F hereto pursuant to which, subject to the terms and conditions set forth therein, including the effectiveness of a resale registration statement by Pubco on Form F-1 and subject to certain volume limitations, after the Closing the Equity Line Investor will be required to purchase in the aggregate up to $75 million in Pubco Ordinary Shares from the Company.

8.18 Employment Agreements. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause certain persons to be mutually agreed to by the Company and the Purchaser to enter into the Employment Agreements.

8.19 Company PCAOB Financials. The Company shall deliver to the Purchaser and Pubco, as promptly as reasonably practicable following the date of this Agreement, but in any event no later than November 30, 2022, the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of March 31, 2022 and March 31, 2021, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for each of these years then ended, each audited by a PCAOB qualified auditor in accordance with IFRS and PCAOB standards (the “PCAOB Audited Company Financials”). The Company shall cause such PCAOB Audited Company Financials (A) to be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor and (C) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

8.20 Pubco Public Conversion. The Company and Pubco shall use their best efforts to cause Pubco at or prior to the Closing to convert from a Singapore private company limited by shares to a Singapore public company limited by shares and adopt the Amended Pubco Charter.

8.21 Extension Proxy Statement. On or prior to December 23, 2022, the Purchaser will file with the SEC a proxy statement of the Purchaser (as such filing is amended or supplemented, the “Extension Proxy Statement”) for the purposes of, among other matters, (i) soliciting proxies from the Purchaser’s stockholders to obtain the requisite approval for the amendment of the Purchaser’s Organizational Documents to extend the Purchaser’s deadline for consummating a Business Combination from February 8, 2023 to May 8, 2023, extending on a monthly basis during such period, to be voted on at a meeting of the holders of shares of Purchaser Common Stock to be called and held for such purpose (the “Extension Proposal”) and (ii) providing the holders of shares of Purchaser Class A Common Stock with the opportunity to redeem their respective shares of Purchaser Class A Common Stock in connection with such proxy solicitation in accordance with the Purchaser’s Organizational Documents (the “Extension Meeting”). Unless otherwise approved in writing by the Company, the Purchaser will cause the Extension Proxy Statement to be sent to the Purchaser’s stockholders as soon as practicable following its approval by the SEC, for the purposes of holding the Extension Meeting as soon as practicable thereafter and soliciting the approval of the Purchaser’s stockholders in connection therewith (approval of such matter by the Purchaser’s stockholders at the Extension Meeting or any postponement or adjournment thereof shall be referred to as the “Purchaser Extension Approval”). Each of the Company and the Purchaser shall ensure that the information provided by it and incorporated into the Extension Proxy Statement does not, as of the date on which it is distributed to the holders of shares of Purchaser Class A Common Stock, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Purchaser shall include in the Extension Proxy Statement the recommendation of its board of directors that the holders of shares of Purchaser Class A Common Stock vote in favor of the amendment of the Purchaser’s Organizational Documents to extend the deadline for the Purchaser to consummate a Business Combination, and shall act in good faith and use its commercially reasonable efforts to obtain the Purchaser Extension Approval on or prior to February 8, 2023, including retention of a proxy solicitor for the purposes of facilitating votes in favor of the Extension Proposal. Notwithstanding the foregoing, the Purchaser shall not be required to offer incentives of cash or any other consideration to holders of shares of Purchaser Class A Common Stock in connection with the Extension Proposal. The Purchaser shall promptly furnish to the Company copies of any notices or other communications and correspondence received by the Purchaser or its Affiliates from any Governmental Authority, including the SEC, with respect to or otherwise relating to the Extension Proxy Statement, the Extension Proposal, the Extension Meeting and the Purchaser Extension Approval. The Purchaser and the Company each shall use their respective commercially reasonable efforts to (i) cause the Extension Proxy Statement, when filed with the SEC, to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Extension Proxy Statement.

8.22 Additional Agreements. Each of the Parties shall use commercially reasonable efforts to cause the following agreements to be entered into within ten Business Days of the Closing: (a) a letter agreement by and among the Purchaser, Pubco and Sponsor (the “Sponsor Letter”) in a form reasonably acceptable to the Parties, pursuant to which the parties thereto will agree that (i) the Sponsor shall be entitled, at its sole election, to convert certain working capital loans into newly issued shares of Purchaser Common Stock rather than warrants, (ii) in the event that any working capital loans from the Sponsor or its Affiliate are not converted into Purchaser Common Stock at or prior to the Closing, such working capital loans will be assumed by Pubco, and repaid according to the terms set forth in such agreement, (iii) the securities of Pubco issued in the Merger to Sponsor shall be subject to certain lock-up terms, and (iv) Sponsor will forfeit certain shares of Class B Common Stock of Purchaser in certain circumstances and (b) each of the Signing Sellers shall enter into support agreements in a form reasonably acceptable to the Parties.

Article IX
CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) Required Stockholder Approval. The Stockholder Approval Matters that are submitted to the vote of the stockholders of Purchaser at the Special Stockholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of Purchaser at the Special Stockholder Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Stockholder Approval”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions that are set forth on Schedule 9.1(c) (collectively, the “Regulatory Approvals”) shall have been obtained.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions that are set forth in Schedule 9.1(d) shall have each been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f)  Net Tangible Assets Test. In the event that the Redemption Limitation Amendment is not approved by the Purchaser’s stockholders at the Special Stockholder Meeting, either (i) the Purchaser shall have immediately prior to the Closing, after giving effect to the Redemption and the PIPE Financing, or (ii) Pubco shall have upon the consummation of the Closing, after giving effect to the Transactions and the Redemption and the PIPE Financing, in either case, net tangible assets of at least $5,000,001 on a consolidated basis (as calculated in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(g) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.13.

(h) Pubco Charter Amendment. At or prior to the Closing, Pubco shall have converted from a private company to a public company and the shareholders of Pubco shall have amended and restated the constitution of Pubco in form and substance reasonably acceptable to Purchaser and the Company (the “Amended Pubco Charter”).

(i)  Foreign Private Issuer Status. Each of the Company and Purchaser shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(j)  Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(k) Nasdaq Listing. The Pubco Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(l)  Minimum Cash Condition. Upon the Closing, Purchaser and Pubco collectively shall have an aggregate amount of cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE Financing, but prior to the payment of any Expenses or other Liabilities due at the Closing, of an amount no less than Forty-Five Million U.S. Dollars ($45,000,000), at least Twenty-Five Million U.S. Dollars ($25,000,000) of which will be from funds in the Trust Account (after redemptions) or PIPE Financing that is not a Convertible Note or other debt.

9.2 Conditions to Obligations of the Company, Pubco, Merger Sub and the Sellers. In addition to the conditions specified in Section 9.1, the obligations of the Company, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. The Registration Rights Agreement, the Warrant Agreement Amendment and the Sponsor Letter shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to Purchaser.

(ii) Secretary Certificate. Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than twenty (20) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Equity Line Agreements. The Company and Pubco shall have received copies of the Equity Line Agreements, consistent with the terms set forth on Exhibit F hereto and otherwise in form and substance reasonably acceptable to the Company, duly executed by the Equity Line Investor.

(v) PIPE Financing. The Company and Pubco shall have received copies of the Note Purchase Agreement and the Convertible Notes, consistent with the terms set forth on Exhibit E hereto and otherwise in form and substance reasonably acceptable to the Company, duly executed by the investors in the PIPE Financing.

9.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 9.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, Pubco, Merger Sub and the Sellers set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco, Merger Sub or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company, Pubco or any Seller.

(b) Agreements and Covenants. The Company, Pubco, Merger Sub and the Sellers shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each of the Non-Competition Agreements, Lock-Up Agreements, Registration Rights Agreement, the Warrant Agreement Amendment, the Sponsor Letter and Employment Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificates. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c). Pubco shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco and Merger Sub, as applicable.

(ii) Seller Certificates. Purchaser shall have received a certificate from each Seller, dated as the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b) solely with respect to such Seller.

(iii) Secretary Certificates. The Company and Pubco shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iv) Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than twenty (20) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and Merger Sub certified as of a date no earlier than twenty (20) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v) Equity Line Agreements. The Purchaser shall have received copies of the Equity Line Agreements, consistent with the terms set forth on Exhibit F hereto and otherwise in form and substance reasonably acceptable to the Purchaser, duly executed by Pubco.

(vi) Employment Agreements. Purchaser shall have received duly executed employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser (the “Employment Agreements”), between the applicable Target Company and each of the persons to be mutually agreed to by the Purchaser and Company.

(vii) Termination of Company Convertible Securities. Purchaser shall have received evidence reasonably acceptable to Purchaser that any issued and outstanding Company Convertible Securities other than Unvested Company Options have been terminated, without any consideration, payment or Liability therefor.

(viii) Share Certificates and Transfer Instruments. Purchaser shall have received copies of each Seller Company Certificate and other instruments or documents representing the Purchased Shares (or Lost Certificate Statutory Declarations), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of Pubco and in form reasonably acceptable for transfer on the books of the Company.

(ix) Termination of Certain Contracts. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Contracts set forth on Schedule 9.3(e)(ix) involving any of the Target Companies and/or Sellers or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(x) Repayment of Twenty Eight Dragons Loans. Purchaser shall have received evidence reasonably acceptable to Purchaser that, upon payment on the Closing Date of the outstanding loans to any of the Target Companies from Twenty Eight Dragons Private Limited, such loans shall have been repaid and satisfied in full and the related collateral and security supporting such loans shall have been released.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, any Seller, Pubco or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X
TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived prior to February 8, 2023 (the “Outside Date”); provided, that, if the Purchaser seeks and obtains an Extension, either of the Purchaser or the Company shall have the right by providing written notice thereof to the other to extend the Outside Date for one or more an additional periods equal in the aggregate to the shorter of (i) three (3) additional months, and (ii) the period ending on the last date for the Purchaser to consummate its Business Combination pursuant to such Extension (after giving effect to any automatic extension rights that the Purchaser may obtain in such Extension where it can extend its deadline to consummate a Business Combination without requiring an amendment to its Organizational Documents); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Sellers, Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the principal cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Sellers, Pubco or Merger Sub) to comply with any provision of this Agreement has been a principal cause of, or primarily resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company, Pubco, Merger Sub or any Seller is in material uncured breach of this Agreement;

(e) by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, Merger Sub or any Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f) by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company or Pubco following the date of this Agreement which is uncured and continuing;

(g) by written notice by either Purchaser or the Company to the other if the Special Stockholder Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s stockholders have duly voted, and the Required Stockholder Approval was not obtained; or

(h) by written notice by either Purchaser or the Company to the other if the Purchaser and/or Pubco shall not have entered into Financing Agreements with investors for at least Twenty-Five Million U.S. Dollars ($25,000,000) in binding equity security (or equity-linked security) commitments (but excluding, for the avoidance of doubt, any Convertible Notes or other debt or the Equity Line) in the aggregate on or prior to December 31, 2022; provided, that upon such commitments being obtained after December 31, 2022, no Party shall have the continuing right to terminate this Agreement under this Section 10.1(h).

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.11, 8.12, 10.3, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Sections 10.3 and this Section 10.2 (but subject to Section 11.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.9), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3 Fees and Expenses. Subject to Section 11.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

Article XI
WAIVERS AND Releases

11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Pubco, Merger Sub and each Seller hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment securities acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Common Stock (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, Merger Sub and each Seller hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, Merger Sub or any Seller nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco, Merger Sub and each Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, Pubco, Merger Sub and each Seller each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, Pubco, Merger Sub and each Seller further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, Merger Sub or any Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco, Merger Sub and each Seller hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Pubco, Merger Sub or any Seller or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco, Merger Sub and the Sellers and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason and continue indefinitely.

11.2 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 11.2.

Article XII
MISCELLANEOUS

12.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

12.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Purchaser, Merger Sub or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

12.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:

Evo Acquisition Corp.
10 Stateline Road
Crystal Bay, Nevada 89402, U.S.A.
Attn: Richard Chisholm, Director
Telephone No.: (310) 315-8861
E-mail: chisholm@evofund.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn:     Stuart Neuhauser, Esq.
             Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
E-mail:    sneuhauser@egsllp.com
                mgray@egsllp.com

If to the Company at or prior to the Closing, to:

20Cube Logistics Pte. Ltd.
25, North Bridge Road, Level 7
Singapore 179104
Attn: Mahesh Niruttan, Chief Executive Officer
Telephone No.: +65 97120818
E-mail: mniruttan@20cube.com

with a copy (which will not constitute notice) to: Foley & Lardner LLP 975 Page Mill Road Palo Alto, CA 94304 Attn: Louis Lehot Tel. No.: (650) 251-1222 Email: llehot@foley.com

If to Pubco or Merger Sub at or prior to the Closing, to:

20Cube Logistics Solutions Pte. Ltd.
25, North Bridge Road, Level 7
Singapore 179104
Attn: Mahesh Niruttan, Chief Executive Officer
Telephone No.: +65 97120818
E-mail: mniruttan@20cube.com

with a copy (which will not constitute notice) to: Foley & Lardner LLP 975 Page Mill Road Palo Alto, CA 94304 Attn: Louis Lehot Tel. No.: (650) 251-1222 Email: llehot@foley.com

If to any Seller, to:

(i) with respect to a Signing Seller, the address of such Signing Seller as set forth underneath such Signing Seller’s signature on the signature page hereto, or

(ii) with respect to any Joining Seller, the address of such Joining Seller as set forth in the applicable Joining Seller with a copy (which will not constitute notice) to: Foley & Lardner LLP 975 Page Mill Road Palo Alto, CA 94304 Attn: Louis Lehot Tel. No.: (650) 251-1222 Email: llehot@foley.com

If to Pubco, Purchaser or the Company after the Closing, to:

20Cube Logistics Solutions Ltd.
25, North Bridge Road, Level 7
Singapore 179104
Attn: Mahesh Niruttan, Chief Executive Officer
Telephone No.: +65 97120818
E-mail: mniruttan@20cube.com

with a copy (which will not constitute notice) to:

Foley & Lardner LLP
975 Page Mill Road
Palo Alto, CA 94304
Attn: Louis Lehot
Tel. No.: (650) 251-1222
Email: llehot@foley.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn:       Stuart Neuhauser, Esq.
               Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email:    sneuhauser@egsllp.com
               mgray@egsllp.com

12.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company (and after the Closing, a Disinterested Independent Director Majority), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 8.14 and of the Sponsor under Section 12.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.6 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12.6) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 12.6. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

12.7 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 12.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 12.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8.

12.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.11 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, the Company, and Sellers holding in the aggregate a majority of the Pro Rata Share held by all Sellers at the applicable time; provided that (i) no amendment, supplementation or modification shall affect a Seller in a manner materially and adversely disproportionate to the other Sellers without the prior written consent of such Seller, and (ii) any amendment, supplement or modification of this Agreement after the Closing shall also require the prior written consent of a Disinterested Independent Director Majority.

12.12 Waiver. Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, and each Seller on its behalf, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or Purchaser shall also require the prior written consent of a Disinterested Independent Director Majority.

12.13 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.14 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

12.15 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.16 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, Merger Sub and the Sellers, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, Purchaser, the Company and/or the Sellers or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Foley & Lardner LLP may have, prior to Closing, jointly represented Sellers, Pubco, Merger Sub and the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented Sellers, Pubco, Merger Sub, the Company and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Foley & Lardner LLP will be permitted in the future, after Closing, to represent the Sellers or their Affiliates in connection with matters in which such Persons are adverse to the Company, Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Purchaser, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates (including the Company after the Closing) to waive) any actual or potential conflict of interest that may hereafter arise in connection with Foley & Lardner LLP’s future representation of one or more of the Sellers or their Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, Purchaser, and/or the Company and/or other Sellers or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Foley & Lardner LLP of the Company, the Pubco, Merger Sub, the Sellers or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sellers shall be deemed the client of Foley Lardner LLP with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sellers, shall be controlled by the Sellers and shall not pass to or be claimed by the Company, Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company, Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XIII
DEFINITIONS

13.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“ACRA” means the Accounting and Corporate Regulatory Authority of the Ministry of Finance of the Government of Singapore.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority. Notwithstanding anything to the contrary contained in this Agreement, any representations and warranties of a Party made in this Agreement with respect to any Actions that are investigations, inquiries or audits will only be made to the Knowledge of such Party.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Non-Competition Agreements, the Lock-Up Agreements, the Employment Agreements, the Registration Rights Agreement, the Pubco Equity Plan, the Pubco Employee Stock Purchase Plan, the Amended Pubco Charter, the Sponsor Letter and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, Merger Sub or the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or any other Contract between the Company and Purchaser or (ii) at the time of the disclosure by the Company, Pubco, Merger Sub, the Seller or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Options and any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Equity Plan” means the Company’s Employee Share Option Scheme 2012.

“Company Insider” means a holder of Company Ordinary Shares who (i) is a director or executive officer of the Company or (ii) owns in the aggregate at least five percent (5%) of the issued and outstanding share capital of the Company.

“Company Option” means an option to purchase Company Ordinary Shares that was granted pursuant to the Company Equity Plan.

“Company Ordinary Shares” means the ordinary shares in the capital of the Company.

“Company Securities” means, collectively, the Company Ordinary Shares, the Company Options and the other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Delaware Act” means the Delaware General Corporation Law, as amended.

“Disinterested Independent Director” means an independent director serving on Pubco’s board of directors at the applicable time of determination that is disinterested in this Agreement as a Company Security Holder (i.e., such independent director is not a Company Security Holder, an Affiliate of a Company Security Holder, or an officer, director, manager, employee, trustee or beneficiary of a Company Security Holder, nor an immediate family member of any of the foregoing).

“Disinterested Independent Director Majority” means the vote or consent of a majority of the Disinterested Interested Directors.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud” means actual and intentional fraud (with elements of scienter and reliance) under Delaware Law in the making of any representations and warranties contained in this Agreement.

“Fraud Claim” means any claim based in whole or in part upon Fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“In-the-Money Company Option” means an In-the-Money Unvested Company Option or In-the-Money Vested Company Option.

“In-the-Money Unvested Company Option” means an Unvested Company Option with an exercise price less than the Price Per Share.

“In-the-Money Vested Company Option” means a Vested Company Option with an exercise price less than the Price Per Share.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of February 8, 2021, and filed with the SEC on February 11, 2021 (File Nos. 333-252248 and 333-252869).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of any of John McNally, Stewart Schneider-Loos, Mahesh Niruttan, Anand Seetharaman and Haresh Balu, after reasonable inquiry of their direct reports and records in their possession, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic (including, without limitation, COVID-19), including the effects of any Governmental Authority or other third-party responses thereto; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Purchaser, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Stockholder Approval or the Redemption Limitation Amendment shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Per Share Price” means an amount equal to (i) the sum of (A) the Exchange Consideration, plus (B) the aggregate amount of the exercise prices for all Company Ordinary Shares under In-the-Money Company Options in accordance with their terms (and assuming no cashless exercise) that are outstanding as of the Closing, divided by (ii) total number of issued and outstanding Company Ordinary Shares, treating all outstanding In-the-Money Company Options as fully vested and as if the In-the-Money Company Options had been exercised in accordance with their terms (and assuming no cashless exercise) as of the Closing.

“Pro Rata Share” means, with respect to each Seller, (a) as of the Closing, a fraction expressed as a percentage equal to (i) the number of Company Ordinary Shares held by such Person as of the Closing and/or the number of Company Ordinary Shares issuable on a net exercise basis (assuming cashless exercise) of In-the-Money Vested Company Options held by such Person as of the Closing for which an Option Cancellation Agreement has been executed and delivered in accordance with Section 2.4(c), divided by (ii) the total number of issued and outstanding Company Ordinary Shares and the number of Company Ordinary Shares issuable on a net exercise basis (assuming cashless exercise) of In-the-Money Vested Company Options as of the Closing, and (b) after the Closing, at any particular time of determination, a fraction expressed as a percentage equal to (i) the number of Exchange Shares held by such Person and/or the number of Pubco Ordinary Shares either previously issued or then issuable on a net exercise basis (assuming cashless exercise) under Assumed Options held by such Person, in each case as of such time of determination, divided by (ii) the total number of issued and outstanding Exchange Shares and the number of Pubco Ordinary Shares either previously issued or then issuable on a net exercise basis (assuming cashless exercise) under Assumed Options, in each case held by all Sellers as of such time of determination.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Singapore Act.

“Pubco Ordinary Shares” means the ordinary shares in the capital of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Preference Shares” means the preference shares in the capital of Pubco.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Public Warrant” means one whole redeemable warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Securities” means the Pubco Ordinary Shares, the Pubco Preference Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the certificate of incorporation of Purchaser, as amended and in effect under the Delaware Act; provided, that references herein to the Purchaser Charter for periods after the Effective Time includes the certificate of incorporation of the Surviving Corporation.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of Purchaser.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of Purchaser.

“Purchaser Common Stock” means the shares of Purchaser Class A Common Stock and Purchaser Class B Common Stock.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or any other Contract between the Company and Purchaser or (ii) at the time of the disclosure by Purchaser or its Representatives to by the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Preferred Stock” means shares of preferred stock, par value $0.0001 par value per share, of Purchaser.

“Purchaser Private Warrants” means the warrants issued in a private placement to the Sponsor by Purchaser at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of Purchaser Common Stock per warrant at a purchase price of $11.50 per share.

“Purchaser Public Warrants” means one whole redeemable warrant of which one-half (1/2) was included as part of each Purchaser Unit, entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Preferred Stock and the Purchaser Warrants, collectively.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Common Stock and one-half (1/2) of one redeemable Purchaser Public Warrant.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each share of Purchaser Common Stock (or after the Merger, each Pubco Ordinary Share) is redeemed or converted pursuant to the Redemption.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Singapore Act” means the Singapore Companies Act of 1967, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Pubco Ordinary Shares are actually traded on the principal securities exchange or securities market on which Pubco Ordinary Shares are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 8, 2021, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded each day as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the day, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such day, then the closing price for such day. If the VWAP (or closing price) cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the Post-Closing Pubco Board. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Warrant Agent” means Continental Stock Transfer & Trust Company, in the capacity as warrant agent under the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement, dated as of February 8, 2021, by and between Purchaser and the Warrant Agent.

13.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA Procedures	12.6
Accounts Receivable	6.7(e)
Acquisition Proposal	8.5(a)
Additional Financing Agreements	8.16(b)
Agreement	Preamble
Alternative Transaction	8.5(a)
Amended Pubco Charter	9.1(h)
Antitrust Laws	8.8(b)
Assumed Option	2.2
Business Combination	11.1
Certificate of Merger	1.2
Closing	3.1
Closing Date	3.1
Closing Filing	8.11(b)
Closing Press Release	8.11(b)
Company	Preamble
Company Benefit Plan	6.19(a)
Company Certificates	2.4(b)
Company Disclosure Schedules	Article VI
Company Financials	6.7(a)
Company IP	6.13(c)
Company IP Licenses	6.13(a)
Company Material Contract	6.12(a)
Company Option Conversion Ratio	2.2
Company Permits	6.10
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
Conversion Ratio	2.3
Convertible Notes	8.16(a)
Convertible PIPE Investors	8.16(a)
D&O Indemnified Person	8.14(a)
D&O Tail Insurance	8.14(b)
Dispute	12.6

Term	Section
Effective Time	1.2
EGS	12.16(a)
Employee Stock Purchase Plan	8.10(c)
Employment Agreements	9.3(e)(vi)
Enforceability Exceptions	4.2
Environmental Permit	6.20(a)
Equity Line Agreement	8.17
Equity Line Investor	8.17
Exchange Consideration	2.3
Exchange Shares	2.3
Expenses	10.3
Extension	8.3(a)
Extension Expenses	8.3(b)(iv)
Extension Meeting	8.21
Extension Proposal	8.21
Extension Proxy Statement	8.21
Federal Securities Laws	8.6
Financing Agreements	8.16(b)
Interim Period	8.1(a)
Joining Sellers	Preamble
Lock-Up Agreements	Recitals
Lost Certificate Statutory Declaration	2.4(b)
Merger Sub	Preamble
Merger	Recitals
Non-Competition Agreements	Recitals
Non-PCAOB Audited Company Financials	6.7(a)
Note Purchase Agreement	8.16(a)
OFAC	4.17(c)
Off-the-Shelf Software	6.13(a)
Option Cancellation Agreement	2.4(c)
Outside Date	10.1(b)
Party(ies)	Preamble

Term	Section
PCAOB Audited Company Financials	8.19
PIPE Financing	8.16(a)
Post-Closing Pubco Board	8.13(a)
Proxy Statement	8.10(a)
Pubco	Preamble
Pubco Equity Plan	8.10(c)
Public Certifications	4.6(a)
Public Stockholders	11.1
Purchased Shares	2.1
Purchaser	Preamble
Purchaser Disclosure Schedules	Article IV
Purchaser Extension Approval	8.21
Purchaser Financials	4.6(b)
Purchaser Material Contract	4.13(a)
Redemption	8.10(a)
Redemption Limitation Amendment	8.10(c)
Registration Rights Agreement	Recitals
Registration Statement	8.10(a)
Regulatory Approvals	9.1(c)
Related Person	6.21
Released Claims	11.1
Releasing Persons	11.2

Term	Section
Required Stockholder Approval	9.1(a)
Resolution Period	12.6
SEC Reports	4.6(a)
SEC SPAC Accounting Changes	4.6(a)
Seller Joinder	Preamble
Sellers	Preamble
SFRS	6.7(a)
Share Exchange	Recitals
Signing Filing	8.11(b)
Signing Press Release	8.11(b)
Signing Sellers	Preamble
Special Stockholder Meeting	8.10(c)
Specified Courts	12.7
Sponsor	Recitals
Sponsor Letter	8.22
Stockholder Approval Matters	8.10(c)
Surviving Corporation	1.1
Top Customer	6.23
Top Vendor	6.23
Transactions	Recitals
Unvested Company Options	2.2
Vested Company Options	2.2
Warrant Agreement Amendment	Recitals

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

EVO ACQUISITION CORP.

By:	/s/ Richard Chisholm
	Name:	Richard Chisholm
	Title:	Chief Executive Officer

Pubco:

20CUBE LOGISTICS SOLUTIONS PTE. LTD.

By:	/s/ Mahesh Niruttan
	Name:	Mahesh Niruttan
	Title:	Director

Merger Sub:

HOLLIS MERGER SUB, INC.

By:	/s/ Mahesh Niruttan
	Name:	Mahesh Niruttan
	Title:	Chief Executive Officer

The Company:

20CUBE LOGISTICS PTE. LTD.

By:	/s/ Mahesh Niruttan
	Name:	Mahesh Niruttan
	Title:	Director

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The Signing Sellers:

Print Name of Seller:	Credence Capital Fund II (Cayman) Limited

By:	/s/ Tan Chow Boon
[Signature]

If Entity, Print Name and Title of Signatory:	Tan Chow Boon, Director

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The Signing Sellers:

Print Name of Seller:	Zephyr Peacock India III Fund

By:	/s/ Prasad Ramaswamy
[Signature]

If Entity, Print Name and Title of Signatory:	Prasad Ramaswamy, Director

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The Signing Sellers:

Print Name of Seller:	Zephyr Peacock India Fund III Limited

By:	/s/ Dilshaad Rajabalee
[Signature]

If Entity, Print Name and Title of Signatory:	Dilshaad Rajabalee, Director

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ANNEX I
List of Sellers

Name	Number of Company Ordinary Shares Held	Current Pro Rata Share	Percentage of Total Outstanding
Signing Sellers
Credence Capital Fund II (Cayman) Limited	28,588,452	65.8%	40.1%
Zephyr Peacock India Fund III Limited	10,456,747	24.0%	14.7%
Zephyr Peacock India III Fund	4,451,344	10.2%	6.1%
Total Held by Signing Sellers	43,496,543	100.0%	60.9%

Other Company Shareholders
20 Cube Investments Pte. Ltd.	13,618,444	0.0%	19.1%
20Cube Consortium Pte. Ltd.	9,434,861	0.0%	13.2%
20Cube Employee Holding Pte. Ltd.	2,876,362	0.0%	4.0%
Beat Simon	1,784,935	0.0%	2.5%
MCap India Fund Limited	175,000	0.0%	0.2%
Total Held by Other Company Shareholders	27,889,602	0.0%	39.1%

TOTAL COMPANY ORDINARY SHARES	71,386,145	100.00%	100.00%

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Exhibit E

Term Sheet for Convertible Debt Financing

TERM SHEET

Convertible Notes due 2025
Summary of Principal Terms and Conditions

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Note Purchase Agreement to which this Term Sheet is attached (the “Note Purchase Agreement”).

Issuer:	The entity which survives as the public parent (the “Company”) resulting from the de-SPAC transaction (the “De-SPAC”) among Evo Acquisition Corp. (NASDAQ: EVOJ, EVOJU, EVOJW) (“Evo”), 20Cube Logistics Pte. Ltd. (“20Cube”) and the other parties to the transaction. The Company will be incorporated under the laws of Singapore.

Guarantors:	The Convertible Notes due 2025 of the Company (the “Notes”) and all obligations under the Notes shall be unconditionally guaranteed, on a joint and several basis, by all direct and indirect subsidiaries (other than foreign subsidiaries, immaterial subsidiaries and joint ventures not permitted to guarantee the Notes) of the Company (collectively, the “Guarantors”, and together with the Company, the “Obligors”), which guaranties shall be guarantees of payment and performance and not of collection. The Note will require subsidiaries meeting specified criteria to become Guarantors in the future. It is currently anticipated that entities in India, Bangladesh and Malaysia will not be Guarantors.

Purchaser:	Evo 20 Cube Investments Ltd. or one or more assignees thereof.

Collateral:	None.

Maturity Date:	The date that is three (3) years after the Closing Date (the “Maturity Date”).

Principal Amount:	$20 million.

Issue Price:	100.00%

Interest Rate:	9.5% per annum, consisting of 4.75% per annum payable quarterly in US dollars, and 4.75% per annum payable at maturity in US dollars. The amount of deferred interest shall be deemed to accrete to the principal amount due under the Note..

Default Interest:	Upon the occurrence and during the continuation of an event of default, interest on the Note shall accrue at the stated rate plus an additional 5.5% per annum. Default items include failure to make payment of interest or principal when due (including by acceleration due to breach of covenants, bankruptcy, etc. Default interest will commence 30 days after a payment of interest or principal is due. [1]

[1]	A standard default provision provides as follows:

Events of Default. Each of the following events shall be an “Event of Default” with respect to the Notes:

(a)	default in any payment of interest on any Note when due and payable, and the default continues for a period of thirty (30) days;

(b)	default in the payment of principal or premium, if any, of any Note when due and payable on the Maturity Date, upon any required repurchase upon declaration of acceleration or otherwise;

(c)	failure by the Company to comply with its obligation to convert the Notes in accordance the terms hereof upon exercise of a Holder’s conversion right, and such failure continues for five (5) Business Days;

(d)	failure by the Company to (i) comply with its obligation to repurchase Notes at the option of any Holder on the Repurchase Date in accordance with the Note, and such failure continues for five (5) Business Days or (ii) issue a Fundamental Change Company Notice in accordance with the Note when due, and such failure continues for five (5) Business Dayss;

(e)	failure by the Company to comply with its obligations under [ ] (Consolidation, merger, sale)

(g)	default by the Company or any Significant Subsidiary of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $1,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be.

(h)	the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(i)	an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days.

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Any a Amortization / Sinking Fund:	None.

Use of Proceeds:	Proceeds from the issuance of the Note will be used for of the Company. (Repayment of ADM debt, cost of SPAC process and working capital)

Ranking:	Subordinated to indebtedness for money borrowed; pari passu with other indebtedness

Initial Reference Price	$10.00 per ordinary share of the Company (“Ordinary Share”).

Reference Price Reset

The Reference Price will be reset annually on the first and second anniversary of the date of the Note to the lesser of (but in no instance less than $6.00 per Ordinary Share): 1) $10.00 per Ordinary Share; or 2) the simple average of the VWAP on the 20 trading days ended on the trading date immediately prior to the anniversary date.

Conversion Premium:	15% based on the Reference Price.

Conversion Price

The initial conversion price shall be $11.50 per Ordinary Share. The conversion price will be subject to reset on the first and second anniversary of the date of the Note to 115% of any reset reference price. In addition, the conversion price will be subject to adjustments that are usual and customary for financings of this type, including, without limitation, upon the occurrence of standard “Fundamental Change” events, for dividends and distributions, spin-offs, stock splits, below-market rights offerings to all holders, above-market tender offers to all holders and similar transactions (but for the avoidance of doubt, not for transactions that occur on the Issue Date in connection with the Transactions as provided for in the Business Combination Agreement). The initial conversion price, as so adjusted, being referred to herein as, the “Conversion Price”.

Optional Conversion by the Holder:

The Holder may at any time elect to convert all or, from time to time, a portion of such Holder’s aggregate principal amount of the Note (plus any accrued and unpaid interest thereon) at the Conversion Price into Ordinary Shares.

Conversion by the Company:	The Company shall not have the ability to require the conversion of the Note.

Registration

The Company shall file a registration statement with the SEC not later than 30 days after the consummation of the business combination to register the issuance of the Ordinary Shares upon conversion of the Note. (Subject to administrative / procedure lead time)[2]

Redemption at Option of Company:	The Company will have the right to redeem to redeem the Note in whole or in part for cash in US dollars at any time after the first anniversary of the date of the Note at 100%, upon written notice to the Holder of not less than 60 days.

[2]	Pubco will be obligated to file a resale registration statement shortly after the de-SPAC to register the sponsor shares and the shares underlying the public warrants. The timing of the registration statement for the shares issuable pursuant to conversion of the Note should be consistent. Please see https://www.sec.gov/Archives/edgar/data/1834342/000121390021009014/ea135261ex10-3_evoacq.htm

{Signature Page to Business Combination Agreement}

Redemption at Option of Holder:

The Holder will have the right to cause the Company to redeem the Note for cash all or from time to time a portion of the Note held by the Holder at any time upon the occurrence of a “Fundamental Change”, at 101% pursuant to a high-yield change of control offer.

[Adjustment to Conversion Price:	In the event of a conversion in connection with a Fundamental Change, the Conversion Price will be adjusted.

Settlement Upon Conversion:	Ordinary Shares

Covenants	The negative covenants shall include, without limitation, the following:

●   limitation on affiliate transactions not entered into on an arms-length basis;

 ●  asset dispositions (including licenses and transfers of intellectual property) outside the ordinary course of business (subject to baskets)); and

●  dividends and share repurchases;

The affirmative covenants shall include, without limitation, the following:

●  change of control offer upon occurrence of “Fundamental Change” at 101% consistent with high-yield bond financings.

A Fundamental Change shall be deemed to occur if (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination). For the purposes of clarification, the sale of shares in the Company by Zephyr and/or Credence Capital will not constitute a fundamental transaction.

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MFN:

, If the Company shall at any time offer or agree to provide downside protection to any investor of Ordinary Shares pursuant to any trust created in connection with any PIPE, backstop or similar arrangement entered into at or about the time of the Company’s business combination with Evo Acquisition Corp., the Company shall offer equivalent downside protection to the Holder with respect to any Ordinary Shares which may be issued to the Holder pursuant to the conversion of the Note. For purposes of clarity, this term is intended to address a potential revision to the Reference Price Reset if the Company offers greater downside protection to another investor (i.e., below $6 per share).

Form of Note:	The Note shall be issued in the form of one or more note in definitive, fully registered, book-entry form. The Note will be issued in denominations of $1,000 and integral multiple of $1,000 in excess of $1,000 principal amount.

Fees / Expenses:	Each party shall pay its respective expenses in connection with the negotiation and execution of the Note.

Governing Law:	New York

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Exhibit F

Term Sheet for Equity Line

Issuer/Company:	20Cube Logistics Solutions Pte. Ltd.
Investor:	Evo Fund, or its assigns or designees
Listing:	NASDAQ
Ticker:	TCUB
Transaction:	Committed Equity Facility (“CEF”)
Type of Security:	Ordinary Shares issued by the Company (the Ordinary Shares issuable pursuant to the CEF, “Shares”)
Definitive Documents:	Terms contained in this term sheet are subject entirely to terms to be set forth in definitive agreements (a “Purchase Agreement” and “Registration Rights Agreement”)

Aggregate Commitment Amount:

$[75] million, provided that the aggregate number of Shares issuable under the Purchase Agreement shall not exceed 19.99% of the Company’s total issued and outstanding Ordinary Shares as of the date of the Purchase Agreement, subject to applicable shareholder approval requirements and subject to beneficial ownership limitations.

Term:	Up to 36 months following the date on which the Securities and Exchange Commission (“SEC”) has declared effective a registration statement on Form F-1 (the “Registration Statement”) covering the Shares in accordance with the Registration Rights Agreement, unless earlier terminated.

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F-1